Exhibit 99.1

IMMEDIATE RELEASE		Contact:	Dennis G. Moore
FOR:			Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway
Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS FIRST QUARTER SALES

AND EARNINGS

Pennsauken, NJ, January 26, 2015 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 27, 2014.

Sales increased 5% to $212.8 million from $203.5 million in last year’s first quarter. Net earnings decreased 9% to $11.3 million in the current quarter from $12.4 million last year. Earnings per diluted share decreased 9% to $.60 for the first quarter from $.66 last year. Operating income decreased 8% to $16.6 million in the current quarter from $18.0 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “In addition to the seasonal loss of our PHILLY SWIRL business which was acquired in May 2014, our operating income was impacted by higher operating expenses of our ICEE frozen beverage business during its seasonally low period and soft volume and higher costs in our food service business. ”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

(in thousands, except per share amounts)

	Three months ended
	December 27,	December 28,
	2014	2013

Net Sales	$212,752	$203,523

Cost of goods sold	151,651	143,617
Gross Profit	61,101	59,906

Operating expenses
Marketing	19,487	18,032
Distribution	17,521	16,120
Administrative	7,525	6,984
Other general(income)expense	(42)	799
Total Operating Expenses	44,491	41,935

Operating Income	16,610	17,971

Other income (expense)
Investment income	1,354	1,138
Interest expense & other	(24)	(36)

Earnings before income taxes	17,940	19,073

Income taxes	6,684	6,647

NET EARNINGS	$11,256	$12,426

Earnings per diluted share	$0.60	$0.66

Weighted average number of diluted shares	18,801	18,793

Earnings per basic share	$0.60	$0.67

Weighted average number of basic shares	18,669	18,679

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 27,	September 27,
	2014	2014
	(unaudited)

Cash and cash equivalents	$98,075	$91,760
Other current assets	177,261	183,846
Property, plant and equipment, net	159,891	157,529
Goodwill	86,442	86,442
Other intangible assets, net	49,634	50,989
Marketable securities held to maturity	2,000	2,000
Marketable securities available for sale	125,723	128,117
Other	3,838	4,090
Total	$702,864	$704,773

Current Liabilities	$93,482	$95,957
Long-term obligations under capital leases	348	374
Deferred income taxes	44,626	44,785
Other long-term liabilities	1,091	1,139
Stockholders' Equity	563,317	562,518
Total	$702,864	$704,773

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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